Exhibit 10.3

September 17, 2014

Mark Weinswig
1500 Altschul Avenue
Menlo Park, CA 94025

Re:                             Retention Award

Dear Mark:

As you know, EMCORE Corporation (the “Company”) contemplates entering into a transaction whereby it may dispose of (by way of sale of assets or stock, merger or other type of transaction) its solar photovoltaics business (the “Business”).  I am pleased to inform you that, subject to the terms and conditions of this letter agreement, you are eligible to earn retention payments in connection with the disposition of the Business as an incentive for you to continue to use your best efforts to ensure sustained performance results for the Company during the sale process and thereafter.

1.                                      In General.  Subject to the terms and conditions described below, the Company (or its successor, as applicable) will make a payment to you (the “Retention Award”) upon the disposition of the Business in the amount of  FIVE HUNDRED AND TWENTY SIX THOUSAND AND FIVE HUNDRED DOLLARS($526,500).

One half of the Retention Award will be paid on or as soon as practicable (and in any event within five (5) business days) following the closing of the disposition, provided that you remain continuously employed by the Company through such payment date, and, provided you remain continuously employed by the Company for six (6) months following such closing date, the remainder of the Retention Award will be paid (without interest) as soon as practicable (and in any event within five (5) business days) following such six-month anniversary.

2.                                      Forfeiture Upon Employment Termination.  You forfeit your right to the Retention Award if your employment with the Company terminates unless the termination of employment is a Qualifying Termination.  For purposes of this letter agreement, a Qualifying Termination is a termination of your employment by the Company without “Cause” or by you for “Good Reason,” as such terms are defined in your Employment Agreement with the Company dated as of August 2, 2011 (the “Employment Agreement”).  If your employment is terminated in a Qualifying Termination, the Company (or its successor, as applicable) will pay to you (without interest), on or as soon as practicable (and in any event within five (5) business days) following your date of termination, the amount of the Retention Award not yet then paid to the extent attributable to a disposition of the Business that occurred on or before the date of termination.  You will also be entitled to receive the full amount of the Retention Award if, within 60 days following the date your employment is terminated in a Qualifying Termination, the Company consummates a disposition of the Business or the Company enters into a binding agreement that results in the consummation of such a disposition; such payment shall be made (without interest), in a lump sum, on or as soon as practicable (and in any event within five (5) business days) following the date such disposition is consummated.

3.                                      Certain Special Rules.

(a)                                 Waiver of Certain Rights.  You will not assert that any changes by the Company in your position, duties or responsibilities or other terms and conditions of employment attributable to the disposition of the Company’s telecommunications or broadband businesses individually constitute “Good Reason” under this letter agreement or the Employment Agreement by reason of Section 4.4(a) or 4.4(d) of the Employment Agreement or that you are otherwise entitled to severance benefits under Section 4.6 of the Employment Agreement solely as a result of such disposition.  If in connection with a disposition of the Business you should successfully assert “Good Reason” under this letter agreement or the Employment Agreement by reason of Section 4.4(a) or 4.4(d) of the Employment Agreement or that you are otherwise entitled to severance benefits under Section 4.6 of the Employment Agreement solely as a result of a disposition of the Business, you shall forfeit and not be paid the 409A Excess Amount (defined below) and you agree that each installment of cash severance to which you would then otherwise be entitled under Section 4.6 of the Employment Agreement shall be reduced by a proportional amount of the Retention Award paid to you by the Company (as determined on a pre-tax basis).

(b)                                 409A Limitation on Amount.  To the extent the amount of the Retention Award payable on any date exceeds (together with any earlier payment of Retention Award amounts) the sum of (i) two and one half (2½) months of your base salary plus (ii) the amount described in Treas. Reg. § 1.409A-1(b)(9)(iii)(A), in each case determined as of the date of payment (such excess, the “409A Excess Amount”), payment of the 409A Excess Amount will not be made at the times described in Paragraphs 1 and 2 above and instead payment of such amount will be made (unless forfeited pursuant to Paragraph 3(a) above) in a lump sum as soon as practicable (and in any event within five (5) business days) following your termination of employment.  For the avoidance of doubt, any amount of your Retention Award that is not a 409A Excess Amount will be paid to you at the times described in Paragraphs 1 and 2 above.

4.                                      Limitation on Payment Amount.  Any payment pursuant to Paragraph 1 or 2 above shall be taken into account as a “Payment” within the meaning of Section 4.7 of the Employment Agreement.

5.                                      No Right to Continued Employment.  Your eligibility for the Retention Award does not give you the right to be retained in the service of the Company or any of its affiliates.

6.                                      Dispute Resolution.  Any dispute under this letter agreement shall be treated as subject to the provisions of Section 6.5 of the Employment Agreement.

7.                                      Termination of Obligation.  The Company’s obligation to pay the Retention Award shall cease in respect of the disposition of the Business to the extent the disposition has not occurred within twelve (12) months following the date hereof.

8.                                      Certain General Provisions.  The Company’s obligations under this letter agreement are unfunded and unsecured, and it grants you no right to, or any interest in, any assets of the Company which may be applied by the Company to the payment of the Retention Award.  Neither your eligibility for nor your right to a Retention Award is assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted assignment or transfer thereof shall be effective.  No right or interest that you have by virtue of this letter agreement shall be subject to any of your obligations or liabilities.  The headings and captions in this letter agreement are provided for reference and convenience only, shall not be considered part of this letter agreement, and shall not be employed in its construction.

9.                                      Section 409A of the Code.  To the extent the Retention Award is subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), then, to the extent necessary to avoid a tax under Section 409A, the Retention Award shall not be paid before you are deemed to have had a separation from service under Section 409A and the Retention Award shall instead be paid six months following such separation from service if you are a specified employee within the meaning of Section 409A.  Each amount to be paid or benefit to be provided under this letter agreement shall be construed as a separate identified payment for purposes of Section 409A.

10.                               Withholding.  The Company (or its successors as the case may be) shall be entitled to withhold from amounts to be paid to you hereunder any standard Company deductions and any federal, state or local withholding or other taxes or charges which it is required to withhold.

11.                               Other Plans.  Amounts payable under this letter agreement shall not be treated as compensation for purposes of computing or determining any benefit under any pension, savings, severance, bonus/incentive, insurance, or other employee compensation or benefit plan of the Company or its affiliates.

12.                               Successors.  This letter agreement shall be binding upon you and your heirs, executors, administrators and successors and upon any successor to the Company.

13.                               Effect on Employment Agreement.  Except as otherwise provided in this letter agreement, the Employment Agreement shall continue in effect in accordance with its terms.

14.                               Acknowledgment.  Please countersign a copy of this letter agreement where indicated below and return it to Alfredo Gomez not later than September 17, 2014.  By signing below, you acknowledge and agree to be bound by all of the terms and conditions of this letter agreement.  If we do not receive a countersigned copy of this letter agreement by September 17, 2014, you will not be eligible to receive a Retention Award.

*  *  *

The Company is pleased to be able to provide you with this incentive and looks forward to your active participation at this important time for the business.

Yours sincerely,

/s/ Alfredo Gomez

Alfredo Gomez
EMCORE Corporation
General Counsel

ACKNOWLEDGMENT OF AND AGREEMENT TO TERMS AND CONDITIONS:

As of the date first written above, I, Mark Weinswig, hereby acknowledge the terms of this letter agreement and agree to be bound by all of its terms and conditions.

Signature:	/s/ Mark Weinswig